D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
February 8, 2008	Sr. Vice President, CFO, Treasurer and Corporate Secretary
(717) 738-8315

D&E COMMUNICATIONS ANNOUNCES BOARD CHANGES

EPHRATA, PENNSYLVANIA (February 8, 2008) – D&E Communications, Inc. (“D&E” or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, announced that D. Mark Thomas has stepped down as chairman of the board. The board elected Hugh G. Courtney to serve as its chairman effective February 5, 2008.

Thomas will retain his membership on the D&E board and will continue to serve on its Executive Committee.

“I’ve enjoyed the many years I’ve served on D&E’s Board, including the last two as chairman,” said Thomas. “Given the demands of my legal practice and family businesses, I find it necessary to step back from this time consuming role. I wish Hugh Courtney the best as he leads our board forward.”

Courtney, age 45, is Professor of the Practice at the University of Maryland's Robert H. Smith School of Business. Courtney also maintains an active consulting and executive education practice focused on business strategy formulation in highly uncertain and competitive markets. Prior to joining the Smith School in 2002, he was a leader in McKinsey & Company's Global Strategy practice, where he served clients on six continents on a wide variety of strategy development and implementation issues.

Courtney's research on strategy under uncertainty and competitive dynamics has been published in the leading business practitioner journals and he is a frequent contributor to industry and academic conferences on business strategy topics. He has been a director of D&E since 2005 and serves on the Executive Committee as well as the Strategic Planning Review Committee and the Nominating and Governance Committee.

”I want to thank Mark Thomas for his many contributions to D&E,” said Courtney. “I look forward to working with him, our fellow board members, our management team and our employees to ensure that D&E continues to deliver exceptional value to our customers and shareholders.”

Thomas, age 60, has been a managing partner with the law firm of Thomas, Thomas, Armstrong & Niesen in Harrisburg since the formation of the firm in 1991. His practice is concentrated primarily in public utility and telecommunications law and his firm serves as regulatory counsel to D&E. He has been a director of D&E since 1997 and served as lead outside director prior to being elected chairman of the board in 2006.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

***